Exhibit 99.1

RingCentral, Inc. Announces $600 Million Convertible Senior Notes Offering

BELMONT, Calif., September 9, 2020 — RingCentral, Inc. (NYSE: RNG) today announced its intention to offer, subject to market conditions and other factors, $600 million aggregate principal amount of Convertible Senior Notes due 2026 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). RingCentral also expects to grant the initial purchasers of the notes an option to purchase, during a 13-day period from, and including, the initial issuance date of the notes, up to an additional $100 million aggregate principal amount of the notes.

Key elements of the transaction include:

•	$600 Million Convertible Senior Notes Offering with an initial purchaser option to purchase up to $100 million additional principal amount of the notes

•

Capped Call expected to be purchased in conjunction with Convertible Senior Notes with a premium of approximately 100% over the last reported sale price of the common stock on the pricing date of the offering

•	Expected repurchase of a portion of the aggregate principal amount of RingCentral’s outstanding 0% Convertible Senior Notes due 2023 issued in 2018 (the “2023 Notes”)

The notes will be senior, unsecured obligations of RingCentral. The notes will be convertible into cash, shares of RingCentral’s Class A common stock (“common stock”), or a combination thereof, at RingCentral’s election. The conversion rate and other terms of the notes are to be determined upon pricing of the offering. The notes will also be redeemable at the option of RingCentral after a specified date if certain conditions are met.

Capped Call to be purchased in conjunction with Convertible Senior Notes due 2026: In connection with the pricing of the notes, RingCentral expects to enter into capped call transactions with one or more of the initial purchasers or other financial institutions or their affiliates (the “counterparties”). The capped call transactions are expected generally to reduce or offset the potential dilution to the common stock upon any conversion of notes with such reduction or offset, as the case may be, subject to a cap based on the cap price. RingCentral anticipates that the cap price of the capped call transactions will initially represent a premium of approximately 100% over the last reported sale price of the common stock on the pricing date of the offering. If the initial purchasers exercise their option to purchase additional notes, RingCentral intends to enter into additional capped call transactions with the counterparties.

RingCentral expects that, in connection with establishing their initial hedge of the capped call transactions, the counterparties will enter into various derivative transactions with respect to the common stock and/or purchase shares of the common stock concurrently with, or shortly after, the pricing of the notes. These activities could increase (or reduce the size of any decrease in) the market price of the common stock or the notes at that time. In addition, RingCentral expects that the counterparties may modify their hedge positions by entering into or unwinding various derivatives with respect to the common stock and/or by purchasing or selling shares of the common stock or other securities of RingCentral in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so on each exercise date of the capped call transactions and in connection with any early termination event in respect of the capped call transactions). This activity could also cause or prevent an increase or a decrease in the market price of the common stock or the notes, which could affect the ability of noteholders to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of the notes, could affect the amount and value of the consideration that noteholders will receive upon conversion of the notes.

Repurchase of 0% Convertible Senior Notes due 2023 issued in 2018: RingCentral also intends to use a portion of the net proceeds from this offering to repurchase a portion of the aggregate principal amount of its outstanding 0% Convertible Senior Notes due 2023 (the “2023 Notes”) for cash through individual privately negotiated transactions concurrently with the offering of the notes (collectively, the “2023 Note Repurchase”). Any 2023 Note Repurchase and the potential related market activities by selling holders of the 2023 Notes (such as the unwinding of certain derivatives or the purchases of shares of common stock that RingCentral expects to occur in connection with any 2023 Note Repurchase), could have the effect of increasing or limiting a decline in the market price of the common stock.

Use of Proceeds: RingCentral intends to use a portion of the net proceeds of the offering of the notes to pay the cost of the capped call transactions and repurchase of a portion of the 2023 Notes described above. RingCentral intends to use the remainder of the net proceeds from this offering for general corporate purposes, which may include working capital, capital expenditures, repayment of debt, including through the redemption of the 2023 Notes, potential acquisitions and strategic transactions of businesses, technologies or products. However, RingCentral has not designated any specific uses and has no current agreements with respect to any material acquisition or strategic transaction.

The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Act. Neither the notes nor the shares of common stock issuable upon conversion of the notes, if any, have been, nor will be, registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

Forward-Looking Statements

This press release includes “forward-looking statements,” including, but not limited to, whether RingCentral will be able to consummate the offering, the final terms of the offering and the capped call transactions, prevailing market conditions, the anticipated use of net proceeds of the offering of the notes, including any repurchases of the 2023 Notes pursuant to the 2023 Note Repurchase, which could change as a result of market conditions or for other reasons, whether the capped call transactions will become effective, whether any 2023 Note Repurchase will close and the impact of general economic, industry or political conditions in the United States or internationally. Forward-looking statements are subject to known and unknown risks and uncertainties, and are based on assumptions that may prove to be incorrect, which could cause actual results to differ materially from those expected or implied by the forward-looking statements. All forward-looking statements are subject to other risks detailed in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the Securities and Exchange Commission, and in other filings we make with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are based on information available to RingCentral as of the date hereof, and we undertake no obligation to update these forward-looking statements.

Investor Relations Contact:

Ryan Goodman, RingCentral

(650) 918-5356

Ryan.Goodman@ringcentral.com

Media Contact:

Jyotsna Grover, RingCentral

(650) 513-8712

Jyotsna.Grover@ringcentral.com